Prospectus Supplement #1	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated October 18, 2004)	Registration Statement No. 333-119552

BROADCOM CORPORATION

4,172,537 shares of Class A Common Stock

     This prospectus supplement relates to the resale of shares of our Class A common stock, which we issued in connection with our acquisition of all the outstanding shares of Alphamosaic Limited, by certain existing shareholders of Broadcom. You should read this prospectus supplement in conjunction with our prospectus dated October 18, 2004, which is to be delivered with this prospectus supplement.

     Investing in our Class A common stock involves a high degree of risk. See the sections entitled “Risk Factors” in the documents we file with the Securities and Exchange Commission that are incorporated by reference in the prospectus for certain risks and uncertainties you should consider.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 22, 2004.

     The information in the table appearing under the heading “Selling Shareholders” in the prospectus is amended and superseded in part by the information appearing in the table below:

	Shares of Class A Common Stock		Number of Shares
	Beneficially Owned Prior		of Class A Common Stock
Shareholder	to Offering (1)		Being Offered
	Number	Percentage of Class
Gillian Hefferland(2)	1,070	*	1,070
Mark Hefferland(2)	10,985	*	10,985
Glynnis Ann Reagon(3)	3,000	*	3,000
John Behrendt(3)	18,122	*	18,122
Eunice Elizabeth Eaves(4)	688	*	688
Roger Barker(4)	456	*	456

*	Less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of Class A common stock issuable under options, warrants or convertible securities that are exercisable within 60 days after September 30, 2004 are deemed outstanding for computing the percentage ownership of the person holding the option, warrant or convertible security but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of Class A common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named above.

(2)	Gillian Hefferland received such shares in connection with a no-sale transfer by her spouse, Mark Hefferland, who originally acquired such shares in connection with Broadcom’s acquisition of all the outstanding shares of Alphamosaic.

(3)	Glynnus Ann Reagon received such shares in connection with a no-sale transfer by her spouse, John Behrendt, who originally acquired such shares in connection with Broadcom’s acquisition of all the outstanding shares of Alphamosaic.

(4)	Eunice Elizabeth Eaves received such shares in connection with a no-sale transfer by her spouse, Roger Barker, who originally acquired such shares in connection with Broadcom’s acquisition of all the outstanding shares of Alphamosaic.